Proxy Voting Results

A special meeting of shareholders was held on April 13, 2016. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Elizabeth S. Acton

Affirmative	10,101,619,930.43	98.463
Withheld	157,758,921.92	1.537
TOTAL	10,259,378,852.35	100.000

John Engler

Affirmative	10,090,282,853.06	98.352
Withheld	169,095,999.29	1.648
TOTAL	10,259,378,852.35	100.000

Albert R. Gamper, Jr.

Affirmative	10,089,041,467.11	98.340
Withheld	170,337,385.24	1.660
TOTAL	10,259,378,852.35	100.000

Robert F. Gartland

Affirmative	10,099,626,114.68	98.443
Withheld	159,752,737.67	1.557
TOTAL	10,259,378,852.35	100.000

Abigail P. Johnson

Affirmative	10,086,662,725.59	98.317
Withheld	172,716,126.76	1.683
TOTAL	10,259,378,852.35	100.000

Arthur E. Johnson

Affirmative	10,096,352,195.08	98.411
Withheld	163,026,657.27	1.589
TOTAL	10,259,378,852.35	100.000

Michael E. Kenneally

Affirmative	10,099,945,094.73	98.446
Withheld	159,433,757.62	1.554
TOTAL	10,259,378,852.35	100.000

James H. Keyes

Affirmative	10,089,844,753.01	98.348
Withheld	169,534,099.34	1.652
TOTAL	10,259,378,852.35	100.000

Marie L. Knowles

Affirmative	10,088,735,154.35	98.337
Withheld	170,643,698.00	1.663
TOTAL	10,259,378,852.35	100.000

Geoffrey A. von Kuhn

Affirmative	10,091,118,196.46	98.360
Withheld	168,260,655.89	1.640
TOTAL	10,259,378,852.35	100.000

PROPOSAL 2

For Fidelity AdvisorR Mortgage Securities Fund, a shareholder proposal requesting that the Board of Trustees institute procedures to prevent holding investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity.

	# of Votes	% of Votes
Affirmative	169,294,868.89	23.964
Against	500,446,320.90	70.836
Abstain	26,749,672.84	3.786
Broker Non-Votes	9,992,558.65	1.414
TOTAL	706,483,421.28	100.00

Proposal 1 reflects trust wide proposal and voting results.
Proposal 2 was not approved by shareholders.